UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STANDARD PACIFIC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STANDARD PACIFIC CORP.

15326 Alton Parkway

Irvine, California 92618-2338

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2007

The 2007 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at The Fairmont Hotel located at 4500 MacArthur Blvd., Newport Beach, CA 92660, on Wednesday, May 9, 2007 at 10:30 a.m., local time, for the following purposes:

(1)	To elect three directors, constituting Class I of the Board of Directors, to hold office for a three-year term and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

(3)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any and all postponements and adjournments thereof.

In order to constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of common stock of the Company be present in person or be represented by proxy. Your attention is directed to the accompanying proxy statement. To assure your representation at the Annual Meeting, please date, sign and mail the enclosed proxy card for which a return envelope is provided. Alternatively, you may provide voting instructions by telephone or the Internet, 24 hours a day, 7 days a week. Please follow the voting instructions printed on the enclosed proxy card. Stockholders who attend the Annual Meeting may vote in person even though they have previously mailed their proxy card or provided voting instructions via telephone or the Internet.

By Order of the Board of Directors

CLAY A. HALVORSEN

Secretary

Irvine, California

April 9, 2007

PROXY STATEMENT

STANDARD PACIFIC CORP.

15326 Alton Parkway

Irvine, California 92618-2338

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2007

GENERAL INFORMATION

This proxy statement is being mailed to stockholders on or about April 9, 2007 in connection with the solicitation on behalf of the Board of Directors of Standard Pacific Corp., a Delaware corporation, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 9, 2007, at the Fairmont Hotel located at 4500 MacArthur Blvd., Newport Beach, CA 92660, at 10:30 a.m., local time, and at any and all postponements and adjournments thereof.

The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail or personally.

RECORD DATE AND VOTING

All voting rights are vested exclusively in the holders of the Company’s common stock, par value $.01 per share, each share of which is entitled to one vote on each matter presented for action by the stockholders at the Annual Meeting. Only stockholders of record as of the close of business on March 12, 2007 are entitled to receive notice of and to vote at the Annual Meeting. As of March 12, 2007, the Company had outstanding a total of 64,734,031 shares of common stock. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

The persons named in the accompanying proxy card will vote shares represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly completed proxies will be voted:

•	FOR the election of the Class I directors of the Company designated herein as nominees (see "Election of Directors" at page 4 of this proxy statement); and

•

FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (see “Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Accounting Firm” at page 7 of this proxy statement).

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the Internet, or by attending the Annual Meeting and casting his or her vote in person. A stockholder’s last timely vote will be the vote that is counted.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on such proposal.

Stockholders can provide voting instructions by telephone by calling toll free 1-866-540-5760 from the U.S. or Canada, or via the Internet at www.proxyvoting.com/spf at anytime before 11:59 p.m. Eastern Time on May 8, 2007. Stockholders may call 1-201-329-8660 with questions regarding voting. Telephone and Internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 8, 2007. Please have the proxy card in hand when you telephone or visit the website.

Proposal No. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with each of the classes having three directors (subject to vacancies) and only one class being elected each year. In 2007, three directors are to be elected as Class I directors for a term of three years expiring 2010 or until the election and qualification of their respective successors. The current Class I directors (whose terms expire on the date of the Annual Meeting) are Andrew H. Parnes, James L. Doti and Frank E. O’Bryan.

Nominees for Election

The Board of Directors has nominated Bruce A. Choate, James L. Doti and J. Wayne Merck for election as Class I directors at the Annual Meeting. The information set forth below as to each nominee has been furnished by the nominee.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Bruce A. Choate	59	Nominee for Director. Since December 2002, Mr. Choate has served as Chief Executive Officer, President and Director of Watson Land Company, a privately-held real estate investment trust (“REIT”) located in Carson, California. Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company’s Chief Financial Officer. Mr. Choate also serves on the Board of Directors of AvalonBay Communities, Inc., a publicly traded apartment REIT, and is the Chairman of AvalonBay’s audit committee.

James L. Doti(1)	60	Director since May 1995. President of Chapman University since 1991 and professor of economics since 1974. Dr. Doti is also a Director of First American Corporation, a title insurance and financial services company, and Fleetwood Enterprises, Inc., a producer of manufactured housing and recreational vehicles.

J. Wayne Merck	46	Nominee for Director. Mr. Merck has served as President and Chief Executive Officer of K2 Inc., a publicly traded sporting goods conglomerate, since February 2007. Prior to that and since 2003, Mr. Merck served as K2 Inc.’s President and Chief Operating Officer. From 2002 to 2003, Mr. Merck served as K2 Inc.’s Executive Vice President and Chief Operating Officer. Prior to that and since 1991, Mr. Merck served K2 Inc. and its affiliates in various managerial capacities. Mr. Merck has also served as a director of K2 Inc. since February 2007.

(1)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR CLASS I DIRECTOR. Assuming the presence of a quorum, directors will be elected by a plurality of the votes of the shares present and entitled to vote at the Annual

Meeting. Abstentions and broker non-votes will have no effect on the election of directors because such election is by a plurality vote. Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them in favor of election of the three nominees named above. The Board of Directors does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.

Other Directors

The following table sets forth certain information with respect to the other directors of the Company. There is currently one Class III vacancy on the Board of Directors. The information as to each director has been furnished by the director.

Name and Present Position, if any, with the Company	Age	Class of Director	Term Expires	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Stephen J. Scarborough(1) Chairman of the Board and Chief Executive Officer	58	Class II	2008	Director since May 1996. Chief Executive Officer of the Company since January 2000, and Chairman of the Board since May 2001. Mr. Scarborough also served as President of the Company from October 1996 through May 2001. Mr. Scarborough joined the Company in 1981 as President of the Company’s Orange County, California homebuilding division.

Douglas C. Jacobs(2)(3)	66	Class II	2008	Director since May 1998. Executive Vice President- Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust, including the Cleveland Browns, a professional football team, since January 1, 2006. Prior to that, Executive Vice President—Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005. Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP. Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its audit committee.

Larry D. McNabb(2)(4)	58	Class II	2008	Director since May 1999 and a private investor. Mr. McNabb served as Vice Chairman of Vicor, Inc., a technology provider of accounts receivables solutions from 2003 to 2006 and Chief Executive Officer from 2000 to 2003. Prior to that, Mr. McNabb served Vicor Financial Services, Primary Payment Systems and Bank of America in various executive capacities.

Name and Present Position, if any, with the Company	Age	Class of Director	Term Expires	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Ronald R. Foell(1)(2)	78	Class III	2009	Director since 1967 and President of the Company from 1969 until October 1996. Mr. Foell is a private investor.

Jeffrey V. Peterson (1)(3)(4)	61	Class III	2009	Director since May 2000 and a private investor. Mr. Peterson served as a Managing Director of Trust Company of the West from 1992 to 2005. From 1987 until 1992, Mr. Peterson was Managing Director of Investment Banking for Kidder Peabody & Co.

(1)	Member of the Executive Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(4)	Member of the Compensation Committee of the Board of Directors.

Director Independence

The Board has determined that Messrs. Foell, Peterson, Jacobs, and McNabb, Dr. Doti and, if elected, Messrs. Choate and Merck are each independent directors within the meaning of Section 303A.02 of the New York Stock Exchange listing standards.

Proposal No. 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Stockholder ratification of the selection of Ernst & Young LLP’s as the Company’s independent registered public accounting firm for 2007 is not required. However, the Board of Directors and Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2006 and 2005 are disclosed on page 30.

Ernst & Young LLP served as our independent registered public accounting firm during 2006 and has served as our independent public accountants since 2002. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

Board Recommendation

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

Assuming the presence of a quorum at the Annual Meeting, under Delaware law, the affirmative vote of a majority of the shares represented and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Committees of the Board of Directors

During fiscal year 2006, the Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows, with the chairman of the committee listed first.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Douglas C. Jacobs	Larry D. McNabb	Jeffrey V. Peterson	Stephen J. Scarborough
Ronald R. Foell	Jeffrey V. Peterson	Dr. James L. Doti	Jeffrey V. Peterson
Larry D. McNabb	Frank E. O’Bryan	Douglas C. Jacobs	Ronald R. Foell

Audit Committee:    The Audit Committee, which held nine meetings during 2006, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries. Under the Audit Committee’s charter, the Committee is required to meet at least four times per year or more frequently as circumstances dictate. The Committee has general responsibility for:

•	overseeing the internal controls and accounting and audit activities of the Company and its subsidiaries;

•	discussing the general types of information to be disclosed and presentation of earnings press releases;

•	reviewing and updating the written Audit Committee charter at least annually;

•	reviewing prior to filing with management and the Company’s independent auditors the Company’s annual financial statements and Annual Report on Form 10-K;

•	reviewing prior to filing with management and the Company’s independent auditors the Company’s quarterly financial statements and Quarterly Reports on Form 10-Q;

•	appointing the Company’s independent auditors;

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company’s independent auditors;

•	reviewing the independence and effectiveness of the Company’s independent auditors, and their significant relationships with the Company;

•	approving the hiring by the Company of any current employee of the Company’s independent auditors or any former employee employed by the independent auditors within the prior one-year period;

•	approving major changes to the Company’s internal auditing and accounting principles and practices;

•	overseeing the integrity of the Company’s financial reporting processes and the fullness and accuracy of the Company’s financial statements;

•	establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this Code;

•	reviewing the Company’s guidelines and policies with respect to risk assessment and risk management;

•	reviewing legal compliance matters; and

•	performing any other actions that the Board of Directors deems appropriate.

The Audit Committee has been established in accordance with SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined in the New York Stock Exchange listing standards. In addition, the Board has determined that Douglas C. Jacobs qualifies as an “audit committee financial expert” within the meaning of the SEC rules and regulations.

Compensation Committee:    The Compensation Committee, which held six meetings during 2006, represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives. All of the members of the Committee are independent directors as defined under the New York Stock Exchange listing standards. Under the Compensation Committee’s charter, the Committee is required to meet at least four times per year or more frequently as circumstances dictate. The Committee has general responsibility for:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing, establishing and approving compensation programs and levels of compensation for members of the Board;

•	reviewing, establishing and approving compensation programs and levels of compensation for the Company’s executive officers, including equity based compensation awards

•

administration of the Company’s Management Incentive Bonus Plan and stock incentive plans (including the selection of employees to receive awards and the determination of the terms and conditions of such awards);

•

annually reviewing and appraising the performance of the Company’s Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company;

•	making recommendations to the Board of Directors on management succession relating to the selection of the Chief Executive Officer and other executive officer positions; and

•	establishing and reviewing compliance with director and executive officer stock ownership guidelines.

In determining executive compensation, the Committee takes into consideration the research and recommendations provided by Towers Perrin, the independent consultant engaged directly by the Committee, as well as recommendations made by the Company’s Chief Executive Officer. This process is described in greater detail in the "Compensation Discussion and Analysis" section which begins at page 16 of this proxy statement.

Nominating and Corporate Governance Committee:    The Nominating and Corporate Governance Committee held six meetings during 2006. All of the members of the Committee are independent directors as defined under the New York Stock Exchange listing standards. The Committee’s charter requires that the Committee meet at least once per year, or more frequently as circumstances dictate, and that it will have general responsibility for:

•	reviewing and recommending candidates to fill vacancies on the Board of Directors;

•	recommending the slate of directors to be nominated by the Board of Directors for election by the stockholders at the annual meeting of stockholders;

•	recommending to the Board of Directors the composition of board committees;

•	developing and implementing the Company’s Corporate Governance Principles;

•	monitoring a process to assess effectiveness of the Board of Directors; and

•	considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board of Directors.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the Committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Messrs. Choate and Merck, who are nominees for election to the Board of Directors, were presented to the Committee by Korn/Ferry International, a third-party search firm. We paid a fee to Korn/Ferry International to provide us with professional assistance in identifying and evaluating potential Board nominees.

Once a potential nominee has been identified, the Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, such as depth of understanding of the Company’s industry, financial sophistication, leadership, and objectivity, all in the context of the perceived needs of the Board of Directors at that point in time. In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest character and integrity;

•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;

•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board; and

•

freedom from any conflict of interest (other than employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company’s Board of Directors, that stockholder should submit the nomination for consideration to the Nominating and Corporate Governance Committee in accordance with the Company’s bylaws. The Nominating and Corporate Governance Committee will review properly submitted stockholder nominations in the same manner as it evaluates all other nominees.

The Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting of the stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Corporate Secretary at the Company’s principal executive offices not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each notice must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission; and (v) the consent of each nominee to serve as a director of the Company if so elected.

Executive Committee:    The Executive Committee, which held no meetings during 2006 but acted regularly by written consent, represents the Board in discharging all of its responsibilities between meetings of the Board of Directors, and may generally exercise all of the powers of the Board, except those powers expressly reserved by applicable law to the Board, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board.

Board of Directors Meetings and Attendance

During 2006, the Company’s Board of Directors held six meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served. In addition, the Company’s non-management directors held five meetings without the presence of management (executive sessions).

Directors are encouraged to attend annual meetings of the Company’s stockholders. The 2006 annual meeting of stockholders was attended by all of our nine incumbent directors.

Director Compensation

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Total ($)
(a)	(b)	(c)	(h)
James L. Doti	$51,500	$126,680	$178,180
Ronald R. Foell	$59,000	$126,680	$185,680
Douglas C. Jacobs	$82,500	$126,680	$209,180
Larry D. McNabb	$71,000	$126,680	$197,680
Frank E. O’Bryan	$59,000	$126,680	$185,680
Jeffrey V. Peterson	$66,500	$126,680	$193,180

(1)	Non-management directors of the Company receive an annual fee of $35,000 payable in quarterly installments and receive $1,500 for each Board meeting attended. Each non-management director who is a member of a committee of the Board of Directors receives $1,500 for each committee meeting attended. For 2006, each director that was the chairman of a committee received an additional $500 per committee meeting attended (a total of $2,000 per meeting) and the Chairman of our Audit Committee received an annual stipend of $10,000. For 2007, the additional $500 fee per committee meeting attended paid to committee chairman and the stipend paid to the Audit Committee chairman have been eliminated.

(2)	Each non-management director receives an annual grant of 4,000 shares of restricted Company common stock on the date of the Company’s annual meeting of stockholders. Newly elected or appointed non-management directors receive 5,000 shares of restricted stock upon joining the Board of Directors. For 2007, the chairman of the Audit, Compensation, and Nominating and Corporate Governance Committees, as well as the Lead Independent Director, will receive an additional annual grant of 500 shares of restricted Company common stock on the date of the Company’s annual meeting of stockholders. The restricted stock vests 100% on the date of the Company’s first annual meeting of stockholders following the date of grant if the director continues to serve as a member of the Board to that date.

(3)	No stock options were granted to our directors in 2006. As of December 31, 2006, the following equity awards were outstanding to Messrs. Doti, Foell, Jacobs, McNabb, O’Bryan and Peterson: 4,000 shares of restricted Company common stock, and options to purchase 0, 48,000, 34,000, 30,000, 8,000, and 36,000 shares, respectively, of Company common stock.

Director Stock Ownership Guidelines

The Board of Directors has adopted Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the Company’s directors with the interests of the Company’s stakeholders. Under the guidelines, each member of the Company’s Board of Directors is encouraged to own shares of common stock with a value of not less than five times the director annual cash retainer. The guidelines were adopted effective January 1, 2005 and contemplate a three year phase-in period to reach the targeted ownership levels. As of December 31, 2006, all of the Company’s nine directors exceeded the guidelines, notwithstanding that compliance with the guidelines will not be fully phased in until December 31, 2007. If elected, Mr. Choate and Mr. Merck will be expected to reach full compliance with the guidelines within three years of the date of their election. The Director Stock Ownership Guidelines are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance.”

Lead Independent Director

The Company’s Corporate Governance Guidelines provide that the Chairman of the Board of Directors will serve as the Lead Independent Director; provided, however, that if the Chairman of the Board of Directors is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as the Lead Independent Director. Our current Chairman of the Board, Stephen J. Scarborough, is also our Chief Executive

Officer which means that he is not independent. Therefore, Jeffrey V. Peterson, Chairman of the Company’s Nominating and Corporate Governance Committee, is our Lead Independent Director. Our Lead Independent Director is the presiding director at all executive sessions of the non-management directors.

Communications with the Board

Stockholders and other interested parties may communicate with the Company’s Board of Directors, including its Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company’s principal executive offices listed on page 33 of this proxy statement. All stockholder communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, Committee Chairman, or other Board member as appropriate.

Corporate Governance Guidelines and Director Independence

Our Corporate Governance Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.

The Corporate Governance Guidelines provide that a majority of the members of the Company’s Board of Directors must meet the criteria for independence as required by NYSE listing standards. As set forth in the guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards.

The Board determined that each of its current members (except for Stephen J. Scarborough and Andrew H. Parnes), and Messrs. Choate and Merck, nominees for director, meet the aforementioned independence standards. Stephen J. Scarborough and Andrew H. Parnes do not meet the aforementioned independence standards because of their current positions as executive officers and employees of the Company.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on its website, www.standardpacifichomes.com.

In addition, the Company has adopted a whistleblower procedure pursuant to which employees have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns in confidence.

Transactions with Related Persons

Our Code of Business Conduct and Ethics (the “Code”) and our Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without the approval of our Lead Independent Director. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer.

The Company does not have a policy regarding transactions between the Company and beneficial owners of five percent or more of the Company’s common stock.

To our knowledge, during 2006 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of our stock, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement.

Access to Corporate Governance Documentation and Other Information Available on Our Website

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance.” In addition, the procedure for stockholders to communicate with the Board of Directors is also set forth on our website through the “Investor Relations” link. You may also request a copy of any of the foregoing documents, at no cost to you, by writing or calling the Corporate Secretary at the Company’s principal executive offices. The address and telephone number of the Company’s principal executive offices are listed on page 33 of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee for the 2006 calendar year consisted of the following members of the Board of Directors: Larry D. McNabb (Chairman), Jeffrey V. Peterson and Frank E. O’Bryan. There are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2006.

2006 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (2) (3)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Stephen J. Scarborough (Chief Executive Officer)	2006	950,000	—	3,509,813	459,079	3,487,207	39,090	8,445,189

Andrew H. Parnes (Chief Financial Officer)	2006	525,000	465,000	515,592	109,693	1,000,000	31,981	2,647,266

Michael C. Cortney (6) (Former President)	2006	800,000	—	2,097,225	297,747	2,324,805	35,319	5,555,096

Scott Stowell (Southern California Regional President)	2006	365,000	1,810,380	646,263	71,836	0	31,999	2,925,478

Bruce F. Dickson (Southeast Regional President)	2006	365,000	39,032	425,836	60,427	1,640,719	40,216	2,571,230

(1)	Base salary is paid for ongoing performance throughout the year and is set annually for each executive by the compensation committee.

(2)	Annual bonus and non-equity incentive plan compensation is generally paid in February or March for the prior year’s performance. These amounts are described in more detail in the “Compensation Discussion and Analysis” section under the heading “Annual Bonuses” beginning at page 21 of this proxy statement.

(3)	Under the Company’s Management Incentive Bonus Plan, Mr. Scarborough and Mr. Cortney were paid incentive bonuses equal to 2.25% and 1.5%, respectively, of the 2006 consolidated pretax operating income of the Company. For 2006, 80% of these incentive bonus amounts were paid in cash and reflected in Column (g) and 20% were paid in Company common stock and reflected in Column (e). The Company common stock, valued at $871,781 for Mr. Scarborough and $581,196 for Mr. Cortney, was fully vested as of the date of issuance but is non-transferable for a one-year period.

(4)	Includes compensation cost recognized in the Company’s financial statements with respect to awards granted in previous fiscal years and the current fiscal year, calculated in accordance with FAS 123R, disregarding adjustments for forfeitures. The methodology and assumptions used to calculate the valuations of the stock awards and option awards granted to Messrs. Scarborough, Parnes, Cortney, Stowell and Dickson are set forth in Note l, “Stock Based Compensation,” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company, the value of flex credits provided to each executive to be applied against the cost of the executive’s participation in the Company’s cafeteria benefit plans, the value of personal financial planning services provided to each executive, including a tax “gross-up” paid to each executive to cover income taxes levied against such executive as a result of the Company’s provision of such personal financial planning services, dividends paid on the unvested portion of each executive’s restricted stock awards, the Company’s contribution to the executive’s 401(K) plan account, and a car allowance. Except for the $14,399 tax gross-up paid to Mr. Dickson to cover income taxes levied against him as a result of the Company’s provision of personal financial planning services to him, none of the amounts described in this footnote exceeded $10,000.

(6)	Mr. Cortney retired from the position of President effective March 15, 2007. A discussion of the arrangements in connection with Mr. Cortney’s retirement are described in the “Compensation Discussion and Analysis” section under the heading “Employment Agreements”.

Grants of Plan-Based Awards. The following table sets forth information concerning awards granted under the Company’s equity and non-equity incentive plans for 2006 to each of Messrs. Scarborough, Parnes, Cortney, Stowell and Dickson.

GRANTS OF PLAN-BASED AWARDS FOR 2006
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold		Target		Maximum		Threshold		Target		Maximum
		($)		($)		($)		(#)		(#)		(#)		($/Sh)	($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)	(j)
Stephen J. Scarborough	2/3/06	—		—		—		—		250,000	(5)	—		37.03	1,457,500
	2/3/06	—		—		—		33,090	(4)	60,000	(4)	87,000	(4)	—	2,221,800	(4)
	2/3/06	—		3,487,207	(1)	—		—		33,376	(1)	—		—	871,781
Andrew H. Parnes	2/3/06	—		—		—		—		25,000	(5)	—		37.03	145,750
	2/3/06	—		—		—		8,273	(4)	15,000	(4)	21,750	(4)	—	555,450	(4)
	2/3/06	—		1,000,000	(2)	—		—		—		—		—	—
Michael C. Cortney	2/3/06	—		—		—		—		150,000	(5)	—		37.03	874,500
	2/3/06	—		—		—		22,060	(4)	40,000	(4)	58,000	(4)	—	1,481,200	(4)
	2/3/06	—		2,324,805	(1)	—		—		22,251	(1)	—		—	581,196
Bruce F. Dickson	2/3/06	—		—		—		—		25,000	(5)	—		37.03	145,750
	2/3/06	—		—		—		8,273	(4)	15,000	(4)	21,750	(4)	—	555,450	(4)
	2/3/06	1,087,500	(3)	1,640,719	(3)	2,000,000	(3)	—		—		—		—	—
Scott D. Stowell	2/3/06	—		—		—		—		25,000	(5)			37.03	145,750
	2/3/06	—		—		—		8,273	(4)	15,000	(4)	21,750	(4)	—	555,450	(4)
	2/3/06	2,000,000	(3)	—	(3)	4,000,000	(3)	—		—				—	—

(1)	Under the Company’s Management Incentive Bonus Plan, Mr. Scarborough was paid an incentive bonus equal to 2.25% of the 2006 consolidated pretax operating income of the Company. Mr. Cortney was paid an incentive bonus equal to 1.5% of the 2006 consolidated pretax operating income of the Company. 20% of the incentive bonuses payable to Mr. Scarborough and Mr. Cortney under the Bonus Plan were paid in Company common stock (reflected in column (g)) and the balance in cash (reflected in column (d)). These shares are fully vested as of the date of issuance, but are non-transferable for a one-year period.

(2)	For Mr. Parnes, payment of the target bonus amount was contingent upon the Company maintaining its 2006 adjusted homebuilding debt to capitalization ratio below a targeted percentage.

(3)	Mr. Dickson was paid a cash incentive bonus of $1,640,719 primarily based on the 2006 pretax operating results of the Company’s Southeast region. With respect to Mr. Stowell, the threshold amount was not met and therefore no cash incentive bonus was paid to him. In lieu of the incentive cash bonus, Mr. Stowell was paid a discretionary bonus of $1,810,380 equal to the amount he would have received in accordance with the terms of the cash incentive bonus program had there been no threshold.

(4)	The Company’s Performance Share Award program is described in more detail in the “Compensation Discussion and Analysis” section under the heading "Performance Share Awards" beginning at page 23 of this proxy statement. The threshold performance criterion was not met for 2006, therefore no shares were or will be issued pursuant to the terms of this award.

(5)	Each option has (i) a fair market value exercise price as of its date of grant, (ii) five year term, and (iii) vests in three equal installments, dependent upon the Company’s share price meeting or exceeding price hurdles of $50.00, $55.00, and $60.00, respectively, for five out of ten consecutive trading days.

(6)	For a description of the methodology and assumptions used to calculate the grant date fair value of the stock awards and option awards granted to Messrs. Scarborough, Parnes, Cortney, Stowell and Dickson, please see footnote (l), “Stock Based Compensation,” contained in our Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards. The following table provides a summary of awards granted to Messrs. Scarborough, Parnes, Cortney, Stowell and Dickson under the Company’s equity incentive plans that were outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Stephen J. Scarborough	128,000	0		5.4375	07/08/2007	46,666	(4)	1,250,182	60,000	(10)	1,607,400	(10)
	150,000	0		8.5000	01/27/2008	86,667	(5)(8)	2,321,809
	206,668	0		6.0000	09/03/2008
	150,000	0		5.6563	12/13/2009
	100,000	0		11.6875	12/13/2010
	100,000	0		8.2500	04/24/2011
	82,864	0		11.6700	01/14/2012
	90,000	0		11.0000	11/12/2012
	80,000	0		16.7050	07/24/2013
	40,000	20,000		27.5850	04/27/2014
			250,000	37.0300	02/03/2011
Andrew H. Parnes	14,000	0		5.4375	07/08/2007	9,333	(4)	250,031	15,000	(10)	401,850	(10)
	49,998	0		6.0000	09/03/2008	8,333	(5)	223,241
	20,000	0		11.6875	12/13/2010	8,333	(5)(8)	223,241
	32,000	0		8.2500	04/24/2011
	30,000	0		11.6700	01/14/2012
	30,000	0		11.0000	11/12/2012
	40,000	0		16.7050	07/24/2013
	13,334	6,666		27.5850	04/27/2014
			25,000	37.0300	02/03/2011
Michael C. Cortney	51,000	0		8.5000	1/27/2008	26,666	(4)	714,382	40,000	(10)	1,071,600	(10)
	110,002	0		6.0000	9/3/2008	50,000	(5)(8)	1,339,500
	78,554	0		5.6563	12/13/2009
	80,000	0		11.6875	12/13/2010
	80,000	0		8.2500	4/24/2011
	80,000	0		11.6700	1/14/2012
	72,000	0		11.0000	11/12/2012
	54,014	0		16.7050	7/24/2013
	26,668	13,332		27.5850	4/27/2014
			150,000	37.0300	02/03/2011
Scott D. Stowell	30,000	0		11.6875	12/13/2010	6,666	(6)	178,582	15,000	(10)	401,850	(10)
	30,000	0		8.2500	04/24/2011	9,333	(4)	250,031
	19,600	0		11.6700	01/14/2012	1,769	(7)	47,392
	30,000	0		11.0000	11/12/2012	16,666	(5)(8)	446,482
	18,000	0		16.7050	07/24/2013
	10,000	5,000		27.5850	04/27/2014
			25,000	37.0300	02/03/2011
Bruce F. Dickson	5,932	0		16.7050	07/24/2013	16,666	(5)	446,482	15,000	(10)	401,850	(10)
	10,000	5,000		27.5850	04/27/2014	12,351	(7)	330,883
			25,000	37.0300	02/03/2011

(1)	These unvested options represent the final third of an April 27, 2004 option grant and will vest on April 27, 2007, except with respect to Mr. Cortney. In connection with Mr. Cortney’s retirement from the Company, vesting of the final third of his grant was accelerated to March 15, 2007.

(2)	These unearned options were granted in February 2006. Options issued pursuant to this grant vest in three equal installments, dependent upon the Company’s share price meeting or exceeding price hurdles of $50.00, $55.00 and $60.00 per share, respectively.

(3)	In January 2004, the Compensation Committee began a program of annual grants to executives of performance share awards. These awards are described in more detail in the “Compensation Discussion and Analysis” section under the heading "Performance Share Awards" beginning at page 23 of this proxy statement.

(4)	This unvested restricted stock represents the final third of a February 16, 2005 grant pursuant to the Company’s Performance Share Award program and vested on February 16, 2007.

(5)	This unvested restricted stock represents the final two-thirds of a February 16, 2006 grant pursuant to the Company’s Performance Share Award program. One-half of the remaining amounts vested on February 16, 2007 and one-half will vest on February 16, 2008 if the executive remains an employee of the Company through such date, except with respect to Mr. Cortney. In connection with Mr. Cortney’s retirement from the Company, vesting of the final third of his grant was accelerated to March 15, 2007.

(6)	This unvested restricted stock represents the final two-thirds of a February 1, 2005 discretionary restricted stock grant. One-half of the remaining amount vested on February 1, 2007 and one-half will vest on February 1, 2008 if the executive remains an employee of the Company through such date.

(7)	This unvested restricted stock represents a February 16, 2006 discretionary restricted stock grant. One-third of the total amount vested on February 16, 2007, and the other two-thirds will vest February 16, 2008, and February 16, 2009 if the executive remains an employee of the Company through such date.

(8)	At the election of the executive, receipt of these shares was deferred pursuant to the terms of the Company’s 2005 Deferred Compensation Plan. The executive’s deferred compensation plan investment account is credited with the value of the dividends which would have been paid on the deferred shares had they been issued. The Company’s deferred compensation program is described in more detail in the “Compensation Discussion and Analysis” section under the heading “Pension and Deferred Compensation Plans”, which begins at page 25 of this proxy statement.

(9)	The market value of the unvested restricted stock reflected in this column was obtained by multiplying the number of shares by the closing price of the Company’s common stock as of December 31, 2006.

(10)	The threshold annual performance goal for this 2006 performance share award was not met, therefore no shares will be issued pursuant to the terms of this award.

Option Exercises and Stock Vested.    The following table sets forth on an aggregated basis for each of Messrs. Scarborough, Parnes, Cortney, Stowell and Dickson, the number and value of shares of Company common stock acquired upon exercise of stock options, and the number and value of shares of Company common stock acquired upon vesting of restricted stock during 2006.

2006 OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)	(c)	(d)		(e)
Stephen J. Scarborough	198,336	6,722,032	90,000	(1)	2,675,779
Andrew H. Parnes	25,750	691,480	17,667	(1)	522,869
Michael C. Cortney	57,430	1,907,049	51,667	(1)	1,537,816
Scott D. Stowell	24,798	629,869	21,001	(1)	635,591
Bruce F. Dickson	10,068	359,730	8,334		307,650

(1)	At the election of the executive, receipt of 43,333 shares by Mr. Scarborough, 4,167 shares by Mr. Parnes, 25,000 shares by Mr. Cortney and 8,334 shares by Mr. Stowell was deferred pursuant to the terms of the Company’s 2005 Deferred Compensation Plan.

Deferred Compensation.    The Company has two non-qualified deferred compensation plans pursuant to which the named executive officers, directors, and other eligible employees have been permitted to defer a portion of their compensation. The first plan was closed to new contributions on December 31, 2004. The second plan was opened to new contributions beginning January 1, 2005. The table below provides a summary of Messrs. Scarborough, Parnes, Cortney, Stowell and Dickson’s contributions, earnings, withdrawals, and aggregate year end balances for 2006 under the two plans. The Company’s deferred compensation program is described in more detail in the “Compensation Discussion and Analysis” section under the heading “Pension and Deferred Compensation Plans”, which begins at page 25 of this proxy statement.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)
Stephen J. Scarborough	—	($873,760)	$560,772	$4,769,534
Andrew H. Parnes	—	$24,199	—	$1,594,259
Michael C. Cortney	$561,283	($429,202)	—	$4,494,896
Scott D. Stowell	—	$61,944	—	$3,326,912
Bruce F. Dickson	—	—	—	—

(1)	The amount listed in this column is a subset of the compensation reported as earned during the last fiscal year in the “Summary Compensation Table” at page 14 of this proxy statement. Although earned during fiscal year 2006, a portion of the amount listed in this column was actually contributed to the plan in February 2007 following the Audit Committee’s approval of the calculation of the amount of each executive’s bonus and non-equity incentive plan compensation.

(2)	The amounts listed in this column are not required to be reported as compensation earned during the last fiscal year in the “Summary Compensation Table” at page 14 of this proxy statement because no portion of these earnings is a preferred return funded in whole or in part by the Company.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The overall objectives of our executive compensation program are to (1) attract and retain key executives, (2) support our business strategy through a “pay for performance” philosophy, by providing incentives to our executives to achieve the Company’s strategic and financial goals, which are designed to ultimately enhance the value of the Company’s stock, and (3) align the long-term interests of our executives with those of our shareholders.

Consistent with these objectives, the Compensation Committee of the Board has developed its compensation program for executive officers, including the Company’s named executive officers, on the following core principles:

•

The Company’s executives should receive a base salary that is generally competitive with those paid by other publicly held homebuilding companies with consideration given to the executives’ experience, duties, responsibilities and prior contribution to the Company.

•	Annual incentive opportunities should represent a significant portion of total compensation for executives and should provide for variations in operating and individual performance.

•

Stock incentives, including stock options, restricted stock and stock grants, should be used so that our executives have a financial interest in the creation of long-term shareholder value and to encourage ownership of the Company’s equity by our executives. In addition, our executives should be encouraged to maintain a requisite level of stock ownership. These components directly align the executives’ interests and rewards with the risks and opportunities of the Company’s shareholders, by exposing the executives to meaningful downside risk and upside potential.

•

The overall level of total compensation for executives should be reasonable in relation to and competitive with the compensation paid to similarly situated executives at other publicly-traded homebuilding companies, subject to variation for factors such as the individual executive’s experience, duties, responsibilities and prior contribution to the Company.

We use a variety of compensation elements to achieve these objectives, including (1) base salary, (2) predominantly cash annual incentive bonuses directly based on the performance of the Company and the individual, (3) performance share awards tied to achievement of an annual performance goal and which vest over a three year period, (4) long-term equity based incentive compensation in the form of stock options, the vesting of which are directly linked to appreciation in the Company’s share price and which terminate absent continued service with the Company, and (5) benefits and perquisites, each of which is discussed in more detail below.

The Committee has no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the Committee assesses this allocation annually, giving significant weight to the Company’s long-term practice of paying annual bonuses, predominantly in cash, to executives overseeing operations based on the pre-tax income achieved by those operations, and the Committee’s belief that incentive opportunities that are tied to annual performance should represent a significant portion of total compensation for executives. In connection with this analysis, the Committee also generally reviews competitive peer group data regarding the level and mix of compensation.

Setting Executive Compensation

The Compensation Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and levels of the compensation and benefits of the Company’s executive officers;

•

annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company’s compensation plans, including its stock incentive plans.

Each of the members of the Compensation Committee is an independent director.

From time to time the Compensation Committee has retained a compensation consultant to provide the Committee with benchmarking data, input on best practices and other developments in compensation, and to otherwise assist the Committee with its duties. In 2006, the Committee engaged Towers Perrin to assist the Committee. Towers Perrin reports directly to the Committee, and does not provide any other human resources services to management. In 2006, at the request of the Committee, Towers Perrin assisted the Committee in the following areas:

•

evaluation of the Company’s executive compensation structure, with a focus on the compensation of the Chief Executive Officer and President and the Company’s pre-tax income bonus program for such officers;

•	review of market and best practices with regard to change in control agreements and an evaluation of the Company’s change in control program;

•	review of market and best practices with regard to stock option grant procedures; and

•	consultation on drafting of the compensation discussion and analysis disclosure required under the newly adopted executive compensation disclosure rules promulgated by the SEC.

In evaluating the design of the Company’s Chief Executive Officer and President bonus program, as well as the overall level of compensation provided by the Company’s compensation program to these individuals, Towers Perrin examined the compensation programs of the following peer companies in the public homebuilder group:

Beazer Homes USA	KB Homes	Pulte Homes
Centex	Lennar	Ryland Group
D.R. Horton	MDC Holdings	Technical Olympic USA
Hovnanian Enterprises	Meritage Homes	Toll Brothers

For 2007, the Committee has retained Towers Perrin to assist the Committee in developing a performance scorecard, which will identify certain key performance criteria that are indicators of long-term shareholder value creation. When completed, the Committee intends to use the scorecard as an ongoing tool to help evaluate the Company’s and management’s performance, as measured against both Company targets and peer performance. One or more of the criteria comprising the scorecard may also be used as performance criteria in certain of the Company’s incentive compensation plans.

The Compensation Committee generally meets on a quarterly basis, at year-end in a special meeting, and from time to time at additional special meetings on an as needed basis. While the Company’s Chief Executive Officer and General Counsel generally attend Compensation Committee meetings, the Committee also meets in executive session without management, from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full Board, where both Compensation Committee members and other independent members of the Board are present without management.

The Committee makes compensation decisions for Mr. Scarborough, the Company’s Chairman and Chief Executive Officer, and the Company’s other executive officers, including the named executive officers. While the Committee evaluates performance, compensation levels and compensation program structure throughout the year, the Committee generally meets in December of each year to begin the process of setting salary and annual incentives for the following year. This process is generally completed in January or February once actual financial results are known. This timing allows the Committee to consider prior performance and to satisfy the requirements of Internal Revenue Code Section 162(m) necessary to achieve tax deductibility of performance based bonus payments, while maximizing the incentive effect of bonuses tied to annual performance. During the year, the Committee may also grant long-term incentives, which historically have been in the form of equity awards, if it determines that these are advisable to reward or motivate employees.

The Company’s Chairman and Chief Executive Officer annually reviews each named executive officer’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and bonus program for each named executive officer. The Company’s Chairman and Chief Executive Officer also makes recommendations for equity awards to the named executive officers. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.

Compensation Components

Base Salary.    Base salaries for the named executive officers are established based on the scope of their responsibilities and relevant experience and prior contribution to the Company, taking into account compensation for similarly situated executives paid by peer companies in the public homebuilding group. The Committee believes base salaries should be adequate to attract and retain management, and to also provide a reasonable base level of compensation for years in which no, or a reduced, bonus may be earned. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with the Company’s overall compensation philosophy that total compensation should be reasonable in relation to and competitive with the compensation paid to similarly situated executives at other publicly traded homebuilding companies.

For 2006, the Chief Executive Officer’s base salary remained unchanged, in large part based on his recommendation and the Committee’s desire for his non-performance based compensation to remain fully tax deductible to the Company under Internal Revenue Code Section 162(m). Under Section 162(m), the Company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer. For the named executive officers as a group, base salaries increased 6.37% in 2006. In light of the challenging market conditions currently facing the Company and the homebuilding industry generally, the Committee has determined that base salaries for all executive officers will remain unchanged for 2007.

Annual Bonuses.    The annual bonuses for those executives responsible for overseeing the Company’s overall or regional operations are designed to provide a direct link to the financial results of those operations. To that end, Mr. Scarborough, the Company’s Chairman of the Board and Chief Executive Officer, and Mr. Cortney, the Company’s President until his retirement on March 15, 2007, each received, and in 2007 Mr. Scarborough will continue to receive, an annual bonus equal to a percentage of the consolidated pre-tax operating income of the Company. Mr. Stowell as President of the Company’s Southern California Region and Mr. Dickson as President of the Company’s Southeast Region received, and will receive in 2007, an annual bonus equal to a percentage of the pre-tax income of their respective regions. The Committee believes that pre-tax income is a good performance measure for compensation purposes for these positions because it is readily measurable, closely aligned with shareholder value and returns over the long-term, and significantly impacted by the decision-making and performance of these executives. The percentage of pre-tax income established as the compensation level for each of these executive officers reflects the philosophy that annual incentive opportunities should represent a significant portion of total compensation for executives, as well as that total compensation should be reasonable in relation to and competitive with the compensation paid to similarly situated executives at other publicly traded homebuilding companies.

For 2006, under the Company’s Management Incentive Bonus Plan, Mr. Scarborough received an incentive bonus equal to 2.25% of the consolidated pre-tax operating income of the Company and Mr. Cortney received an incentive bonus equal to 1.5% of the consolidated pre-tax operating income of the Company. Historically, payments under the Management Incentive Bonus Plan were paid in cash. However, in 2006, the Committee decided to pay a portion of these annual bonuses in stock to promote stock ownership by these executives and better align the interests of Messrs. Scarborough and Cortney with the interests of shareholders. As a result, in 2006, the bonuses were paid 20% in Company common stock and 80% in cash, with the common stock component being non-transferable for a one-year period. The Committee will continue to evaluate this allocation each year. For 2007, Mr. Scarborough’s annual bonus program will remain unchanged. Mr. Cortney announced his retirement effective March 15, 2007, and as a result he will not earn a bonus for 2007.

For 2006, under the Company’s 2005 Stock Incentive Plan, Mr. Stowell was eligible to earn a bonus equal to 1.25% of the pre-tax income of the Southern California Region and Mr. Dickson was eligible to earn a bonus equal to 1.25% of the pre-tax income of the Southeast Region. The bonus program for each of these individuals incorporated a minimum or threshold level of pre-tax income that the region had to achieve before any bonus would be payable, as well as a cap on the maximum annual bonus payable. The Company’s Southern California Region did not achieve the threshold level of pre-tax income required for Mr. Stowell to receive an annual bonus for 2006. However, the Committee concluded that the failure to achieve the threshold primarily resulted from a sudden and dramatic change in market conditions and the impact of land inventory impairments, a portion of which could potentially be recaptured in later years. If earnings were adjusted for the income that is expected to be recaptured, the threshold would have been met. In light of this, as well as the Committee’s overall belief that the failure to achieve the threshold was not reflective of Mr. Stowell’s performance, the Committee waived compliance with the threshold and awarded Mr. Stowell a bonus otherwise in accordance with the terms of his annual bonus program (but which did not compensate him for the reduction in earnings related to impairments which potentially could be recaptured in later years). The Southeast Region achieved the threshold pre-tax income level and Mr. Dickson received an annual bonus in accordance with the terms of his program. In addition, he received a discretionary bonus of approximately $39,000, which reflected the amount by which his pre-tax income-based bonus was reduced for goodwill impairments relating to acquisitions completed before he became President of the Southeast Region. For 2007, Messrs. Stowell and Dickson will be eligible for bonuses equal to 1.25% of the pre-tax income of their respective regions. Pre-tax income for 2007 will be calculated after the impact of any land inventory impairments and land option write-offs, but will exclude the impact of any goodwill impairments. The Committee elected to exclude the impact of goodwill impairments because acquisition decisions are made at the corporate, rather than the regional level, and thus Messrs. Stowell and Dickson were not responsible for the acquisitions resulting in the goodwill on the Company’s balance sheet. The Committee set the bonuses for Messrs. Stowell and Dickson without any thresholds or caps based on the Committee’s understanding that the thresholds and caps were not required for tax deductibility purposes, the removal of the thresholds and caps would put the Regional Presidents’ compensation program on a consistent footing with the Chairman and Chief Executive Officer’s compensation program, and the removal of the caps would eliminate any limitation on the incentive effect of the bonus program. For 2007, Mr. Stowell will also be eligible for a discretionary bonus of up to $400,000 and Mr. Dickson will be eligible for a discretionary bonus of up to $300,000. Payment of both discretionary bonuses will be based on the Committee’s subjective evaluation of each executive’s overall performance and the performance of each executive’s region in the following areas: achievement of inventory and sales targets, effectiveness of internal controls, management development and succession planning, and achievement of other corporate initiatives. The discretionary bonuses are designed to provide an incentive for achievement in these key operating areas and to provide compensation potential to motivate and retain these individuals during a period of decreased profitability.

Mr. Parnes, as an Executive Vice President and the Chief Financial Officer of the Company, is not compensated based on pre-tax income because he does not provide direct operational oversight of the Company or any of its regions and the Committee believes paying Mr. Parnes an annual bonus based on the Company’s profitability would potentially conflict with his unique role as the Company’s financial gatekeeper. Instead, Mr. Parnes’ bonus is designed to provide an incentive for achievement of one or more of the Company’s key financial targets. For 2006, Mr. Parnes received an incentive bonus for his contribution to maintaining the Company’s ratio of average adjusted homebuilding debt to total capitalization for 2006 below a maximum of 55%. Adjusted homebuilding debt was calculated, as in our financial covenants, net of cash in excess of $5 million and excluding debt of our financial services operations, indebtedness included in liabilities from inventories not owned and non-recourse indebtedness. The Committee established this performance criteria based on the Company’s 2006 business plan and Mr. Parnes’ duties and responsibilities. Mr. Parnes also received a discretionary bonus based on the Committee’s subjective evaluation, after consultation with the Company’s Chief Executive Officer, of Mr. Parnes’ overall performance, including his performance in the following key areas: effectiveness of the Company’s internal and financial controls, investor relations program and IT division, and effectiveness of development and management of the finance staff. For 2007, Mr. Parnes will be eligible to receive a performance bonus based on the ratio of the Company’s average homebuilding debt to total capitalization for the year being below a specified level and the Company maintaining compliance with the interest coverage ratio contained in its revolving credit facility as in effect throughout the year. He will also be eligible for a discretionary bonus, which, when added to his base salary, will not exceed $1,000,000, so that it remains fully tax deductible to the Company under Internal Revenue Code Section 162(m).

Equity Compensation.    Equity awards are used by the Committee as a form of long-term compensation and to encourage executive ownership of the Company’s common stock to further the Company’s emphasis on pay for performance and to help align executives’ interests with those of the Company’s shareholders. In addition, because the equity compensation generally vests over an extended timeframe, this compensation component encourages the Company’s executive officers to remain with the Company for long and productive careers, maximizing the value to the Company of their years of experience. The Company’s five named executive officers have a combined total of over 91 years of service with the Company, during which they have held a number of positions and have been promoted to increasing levels of responsibility.

Equity award levels are determined by the Committee based on its evaluation of peer group practices and the Committee’s desire to keep each executive’s total compensation in line with the Company’s overall compensation philosophy. Generally, the Committee does not consider an executive’s stock holdings or outstanding equity awards in determining the number of equity awards to be granted. The Committee believes that the Company’s executive officers should be fairly compensated each year relative to market pay levels of the Company’s peer group.

In establishing the overall equity award program for all employees, the Committee also evaluates outstanding equity awards as a percentage of total outstanding shares within the public homebuilding group and the burn rate policy adopted by Institutional Shareholder Services ("ISS"). ISS’s burn rate policy considers two factors, a company’s three-year average grant rate of equity awards against the mean burn rate of the company’s peer group and whether the grants for the most recent year exceeded two percent of the company’s common shares outstanding. The Committee generally seeks to maintain the Company’s level of outstanding equity awards as a percentage of total outstanding shares near or below the median of the public homebuilding group and keep annual equity awards within the ISS burn rate policy.

The Committee uses both performance share awards and stock options, as it believes each award type serves a different objective. The Committee believes that performance shares focus the executives on specific performance targets for a given fiscal year, while also increasing share ownership of the executives. On the other hand, stock options are designed to reward performance over a longer time frame and thus have a greater risk associated with them because of the fluctuations that occur in stock prices over time.

Executive Stock Ownership Guidelines.    The Compensation Committee and Board have adopted Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s shareholders. Under the guidelines, each of the Chief Executive Officer and President is encouraged to own shares of common stock of the Company with a value of not less than five times such officers’ base salary. Each of the other executives of the Company is encouraged to own shares of common stock with a value of not less than three times such officer’s base salary. The guidelines were adopted effective January 1, 2005 and contemplate a three year phase-in period to reach the targeted ownership levels. As of December 31, 2006, each of the Company’s executive officers exceeded the guideline applicable to him or her, notwithstanding that compliance with the guidelines will not be fully phased in until December 31, 2007. The Executive Stock Ownership Guidelines are accessible via the Company’s website at www.standardpacifichomes.com through the “Investor Relations” link under the heading, “Corporate Governance”. In order to avoid creating conflicts between an executive’s interests and those of shareholders, our Insider Trading Policy prohibits all covered persons, including executives, from engaging in hedging the economic risk of owning their shares.

Performance Share Awards.    In January 2004, the Compensation Committee began a program of annual grants to executives of performance share awards. These awards are designed to incentivize management to meet or exceed an annual performance goal established by the Committee and to increase executive ownership of the Company’s common stock. Performance share awards entitle the participating executives to receive shares of restricted stock if the Company achieves or exceeds the applicable performance goal during the performance period, typically a calendar year. No restricted shares are issued if the threshold performance level is not met, but once the threshold level is met the number of shares of restricted stock to be issued increases based on the degree to which the Company exceeds the performance goal, up to the maximum number of restricted shares that may be issued under the grant. The Compensation Committee also retains the authority to reduce the number of shares of restricted stock to be issued by up to 25% of the targeted award based on the Committee’s subjective evaluation of the effectiveness of management during the performance period. Any restricted shares issued under the awards vest over a three year period from the issue date of the performance share awards. In addition, during this vesting period the restricted shares, including vested shares, are non-transferable, except to the extent sold to fund related tax withholding obligations. The Compensation Committee believes that these vesting and non-transferability provisions result in significant long-term downside risk as well as upside potential to executives, further aligning their interests with the Company’s other shareholders.

Each of the named executive officers received a performance share award during the first quarter of 2006. The performance criteria for these awards was average return on equity for fiscal 2006, with a targeted average return on equity of 27% and a minimum threshold average return on equity of 18.9%. Return on equity was selected as the performance criteria for the awards based on the Compensation Committee’s belief that return on equity is measurable and comparable between peer companies and is a long-term driver of Company stock price. The return on equity target set by the Compensation Committee for 2006 was a “stretch” goal, designed to award performance in excess of the Company’s business plan. The threshold return on equity was not met for 2006 and as a result no restricted shares were issued pursuant to these awards.

Each of the named executive officers (other than Mr. Cortney) received a performance share award during the first quarter of 2007. The targeted number of shares of restricted stock to be issued to the named executive officers pursuant to this award are 90,000 to Mr. Scarborough, 40,000 to Mr. Parnes and 20,000 to each of Messrs. Stowell and Dickson. The awards will be earned based (i) 40% on reducing inventory below a specified level by year end, (ii) 30% on achieving a targeted level of net new orders for 2007 and (iii) 30% on achieving a targeted EBITDA for 2007. For each of the foregoing performance goals there is both a targeted level of achievement which will result in the full award being earned and a minimum, threshold level of achievement below which no award will be earned, with a formula for reducing the award between the target and the threshold.

Stock Options.    The Compensation Committee has granted stock options to executives from time to time to incentivize executives on a long-term basis and provide another important equity link to other shareholders. The Committee has no set policy as to when stock options will be granted or the levels of management to which options will be issued. Rather, the Committee grants stock options when the Committee determines that a grant would be an effective tool to motivate and reward employees. The Committee believes that making such grants from time to time in conjunction with its regular review of the overall compensation program make them more effective at motivating and rewarding employees, than would a program that makes grants on a regular schedule, which the Committee believes leads to an expectation of grants and resultant sense of entitlement. In making a determination on timing and size of grants, the Compensation Committee also evaluates the number of outstanding Company stock options and reviews the equity awards being made by the home building peer group. Under the Company’s stock incentive plans, subject to limited exceptions, the exercise price of stock options must equal or exceed 100% of the fair market value of the underlying shares on the date of grant and outstanding stock options may not be repriced, unless the repricing is approved by shareholders. The Compensation Committee has never issued options to executives at an exercise price of less than fair market value.

A grant of stock options to named executive officers was made in February 2006. Options issued pursuant to the grant have an exercise price of $37.03 (fair market value on the date of grant) and vest in three equal installments, dependent upon the Company’s share price meeting or exceeding price hurdles of $50.00, $55.00 and $60.00 per share, respectively. These options have a five-year term. A similar grant of stock options to executive officers was made in January 2007, including 140,000 shares to Mr. Scarborough, 40,000 shares to Mr. Parnes and 25,000 shares to each of Messrs. Stowell and Dickson. Options issued pursuant to the grant have an exercise price of $29.84 (fair market value on the effective date of grant) and vest in three equal installments, dependent on the Company’s common stock increasing in value by 7%, 14% and 21%. These options have a seven year term. Under both awards, the options will neither vest nor have any value to the named executive officers until the Company’s common stock has achieved a meaningful increase in value. The Committee believes that linking the vesting of these options to increases in share value directly aligns the named executive officers’ interests with the interests of the Company’s shareholders.

During 2006, the Committee adopted a number of best practices with regard to the stock option grant process. The practices adopted included the following:

•	All grants to be approved by the Compensation Committee (or Board);

•	No delegated authority to the Chief Executive Officer or other Company officers;

•

The Compensation Committee (or Board) to approve all material terms of options, including (i) recipients and award levels, (ii) effective date of grant, (iii) exercise price, (iv) vesting schedule and (v) tax treatment;

•	Effective date of grant to be three business days after the next earnings release following the Compensation Committee (or Board) action authorizing the grant;

•	Exercise price to be not less than 100% of common stock closing price on the effective date of the grant; and

•	Communication to employees of all grants to such employees to occur within 2 weeks after the effective date.

In adopting these practices, the Committee recognized that in limited circumstances it may be advisable to deviate from the practices as set forth above. The Committee therefore reserved the right to modify or make exceptions to these practices from time to time as it deems advisable.

Pension and Deferred Compensation Plans.    All employees, including the named executive officers, may participate in the Company’s 401(k) Retirement and Savings Plan (the “401(k) Plan”). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company provides this plan to help its employees save a portion of their cash compensation for retirement in a tax efficient environment. Except for the deferred compensation plan described below, the Company does not maintain any separate or supplemental retirement plan for executives or key employees.

The Company’s maintains a Deferred Compensation Plan which provides executives, directors, and other eligible key employees the opportunity to defer compensation which would otherwise be paid to such individuals on a current basis. The amount of compensation deferred by each participant in the plan is determined based on elections by such participants, subject to individual limits established by the Compensation Committee. The Company does not make any matching contributions to the Deferred Compensation Plan. Deferred amounts are deposited in a “rabbi trust” and invested in individual participant life insurance contracts owned by and for the benefit of the Company. The Company may elect to discontinue funding of deferrals into the trust at any time. In the case of cash deferrals, participants elect deemed investments for their deferrals from a variety of benchmark funds. The return on the underlying benchmark fund determines the amount of earnings or losses that are credited or debited to the participant’s account. At present, the investment choices are the same funds offered by the Company in its 401(k) Plan to employees generally and none of these investment choices offers a preferred return funded in whole or in part by the Company. In the case of deferrals of restricted or bonus stock, the shares are not issued or held in the plan, but the participant’s investment account is credited with the value of the dividends which would have been paid on the deferred shares had they been issued. Because the Company makes no matching contributions and offers no preferred returns funded by the Company, the Deferred Compensation Plan enables the Company to offer a valuable benefit to participating employees at a very low cost to the Company.

Perquisites and Other Benefits.    The Committee believes that the Company’s named executive officers should participate in the same benefit programs as the Company’s other employees and that special executive perquisites should be kept at a minimum. Consistent with this philosophy, the named executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, disability coverage and the 401(k) Plan. Many of the senior managers at the Company, including each of the named executive officers, also receive a cash car allowance. The car allowances for the named executive officers are included in the “other compensation” column of the Summary Compensation Table above.

In addition to the above benefits, the Company pays for financial planning services for each of the named executive officers and makes a tax gross-up payment to reimburse the tax cost associated with this benefit. The cost of the financial planning benefit, including the tax gross-up, is approximately $14,984 per named executive officer. The Committee believes that good financial planning by experts reduces the amount of time and attention that senior management must spend on that issue and potentially maximizes the net financial award to the executive of the compensation received from the Company. While the Committee is generally sensitive to the cost of tax gross-up payments, in this instance the cost is very low and the Committee believes the tax payment is an appropriate incentive to encourage the named executive officers to take advantage of the financial planning service.

Employment Agreements.    The officers of the Company are elected annually and serve at the discretion of the Board of Directors. Because the Company’s executives are generally long-term employees who have been promoted from within the organization, the Company has not found it necessary to enter into employment contracts to attract, retain or motivate its executive team. None of the named executive officers of the Company is currently a party to an employment contract with the Company.

In connection with his retirement, Mr. Cortney and the Company entered into a retirement agreement providing for a smooth transition of his duties. In light of his nearly 25 years of service to the Company, the Company agreed to accelerate the vesting of 25,000 shares of restricted stock held by Mr. Cortney that would have vested on February 16, 2008 and 13,332 stock options that would have vested on April 27, 2007, to allow Mr. Cortney until December 31, 2007 to exercise any vested but unexercised stock options, to continue financial planning services provided to Mr. Cortney through December 31, 2007, to not disparage Mr. Cortney and to release him from claims. In exchange, Mr. Cortney agreed not to disclose confidential Company information, disparage the Company, or solicit the Company’s employees for two years, as well as to release any claims he might have against the Company. Mr. Cortney also agreed to cooperate with and assist the Company in litigation with third parties for which he will be paid for his time and reimbursed for reasonable costs and expenses.

Change in Control Agreements.    The Company has entered into change of control agreements with each of its executive officers. These agreements are designed to provide a degree of protection to each executive officer in the event that his or her employment is terminated or significantly modified following, or in contemplation of, a change of control. The agreements also reflect the Committee’s belief that the interests of shareholders will best be served if the interests of the Company’s executive officers are aligned with the shareholders, and that providing change in control benefits should eliminate or at least reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. During 2006, the Committee modified the Company’s change in control program to (1) limit participation in the program to executive officers, (2) remove a tax gross-up provision and (3) cap the benefit payable to each participant to the maximum amount that could be paid without incurring the Internal Revenue Code Section 280G excise tax. With these changes, assuming that the change in control obligation was triggered at December 31, 2006, the Committee’s modifications to the program reduced the aggregate change in control benefit from $133,266,864 to $75,057,018. The Committee believes that the overall cost of the revised program is consistent with market norms and reasonable in comparison to the overall value of the Company in the event of a change in control transaction.

Under the current program, severance benefits are payable if the Company terminates the employment of the executive officer without cause or the executive officer terminates his or her employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control or prior to and in connection with, or in anticipation of, such a change. Subject to a payment cap designed to keep the severance benefits payable to each executive officer below the “excess parachute payments” threshold under Internal Revenue Code Section 280G, the severance benefits generally consist of (1) a lump sum payment equal to two times the executive officer’s annual base salary and two times his or her average annual bonus and incentive compensation determined over the three prior years; and (2) continuation for two years of the Company life, health and disability insurance (without an exclusion for pre-existing conditions), car allowance and any cash-in-lieu payments. As Chief Executive Officer, Mr. Scarborough’s agreement provides for payments equal to three times his base salary and average annual bonus, and the continuation of benefits for three years, subject to the cap described above.

In addition, each of the Company’s executive officers has been granted stock options, restricted stock, and performance awards pursuant to the terms of the Company’s various stock incentive plans. These awards will vest upon a change of control of the Company pursuant to the terms of the awards as well as pursuant to the change in control agreements described above.

The following table provides an estimate of the total cash payment and other value that would have been received by each named executive officer and for all named executive officers as a group assuming that the Company had become obligated to pay the executive officers severance as of December 31, 2006. The table also expresses these amounts as a percentage of the overall value of the Company in the change of control context based on the closing price of the Company’s common stock as of December 31, 2006.

ESTIMATED CURRENT VALUE OF CHANGE-IN-CONTROL BENEFITS
Name	Severance Amount (1)	Miscellaneous Benefits (2)	Early Vesting of Outstanding Equity (3)	Total Change-in-Control Benefit	Total Change-in-Control Benefit as a Percentage of Company’s Equity Value (4)
Stephen J. Scarborough	$27,834,105	$53,200	$3,572,000	$31,459,305	1.8%
Andrew H. Parnes	$3,385,333	$38,800	$696,540	$4,120,673	0.2%
Michael C. Cortney	$13,506,969	$38,800	$2,053,900	$15,599,669	0.9%
Scott D. Stowell	$7,156,661	$38,800	$922,532	$8,117,993	0.4%
Bruce F. Dickson	$914,744	$38,800	$667,089	$1,620,633	0.1%
Total (Named Executive Officers)	$52,797,812	$208,400	$7,912,061	$60,918,273	3.4%
Total (All Executive Officers as a Group (9 persons))	$63,347,594	$363,600	$11,345,824	$75,057,018	4.2%

(1)	The Compensation Committee has established a cap on severance benefits which limits the amount payable to any named executive to the maximum that can be paid without triggering the “excess parachute payments” tax under the Internal Revenue Code. Subject to the cap, the amount reflected in this column is equal to two times the executive’s base salary plus two times the average of his bonus (three times such amounts in the case of Mr. Scarborough) for the last three completed fiscal years.

(2)	This amount relates to the continuation of Company health and welfare benefits (life, health, hospitalization, dental and disability insurance and other employee insurance or welfare benefits) for two years (except for Mr. Scarborough who receives three years) following the change-in-control and a $10,000 outplacement fee benefit.

(3)	This amount represents the intrinsic value resulting from the acceleration of vesting of stock options and restricted stock (assuming a share price equal to $26.79).

(4)	Company equity value calculated as of December 31, 2006, based on 66,756,286 weighted average diluted shares and the closing price of the Company common stock as of such date of $26.79.

Tax Deductibility

As noted above, under Section 162(m) of the Internal Revenue Code, a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer. The Compensation Committee believes that it is generally in the Company’s best interests for its executives’ compensation to meet the requirements of Code Section 162(m). Accordingly, the Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Code Section 162(m). In this regard, for 2006 the performance threshold contained in Mr. Stowell’s annual bonus program was not met and the Committee’s waiver of the threshold, as discussed under “Annual Bonuses” above, resulted in Mr. Stowell’s 2006 annual bonus not being performance based. As a result, a portion of Mr. Stowell’s 2006 compensation will not be tax deductible to the Company.

The following reports of the Compensation Committee and Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the contents of the “Compensation Discussion and Analysis” section that begins at page 18 of this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Larry D. McNabb

Jeffrey V. Peterson

Frank E. O’Bryan

April 9, 2007

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed by the Company with the Securities and Exchange Commission.

AUDIT COMMITTEE

Douglas C. Jacobs

Ronald R. Foell

Larry D. McNabb

April 9, 2007

INFORMATION CONCERNING AUDITORS

Ernst & Young LLP was retained to audit the Company’s consolidated financial statements for 2006 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee considered and appointed Ernst & Young as the Company’s auditors for fiscal year 2007. Representatives of Ernst & Young will be present at the 2007 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2006 and 2005.

	Fiscal Year Ended December 31,
	2006	2005
Audit Fees(1)	$1,057,443	$987,864
Audit-related Fees(2)	$2,500	$4,000
Tax Fees(3)	—	$25,000
All Other Fees	—	—
Total(4)	$1,059,943	$1,016,864

(1)	Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Family Lending Services, Inc., services rendered in connection with public securities offerings, and fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Does not include $214,000 and $199,500 in fees and expenses related to fiscal year audits and interim reviews of unconsolidated joint ventures with respect to which the Company, directly or indirectly, is the managing member for the fiscal years ended December 31, 2006 and 2005, respectively.

(2)	Includes fees and expenses related to an online subscription to Ernst & Young’s internal accounting literature database.

(3)	Includes fees related to research with respect to various tax issues.

(4)	All fees listed above were approved by the Audit Committee and accordingly there was no reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C).

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Committee before such services commence.

Each year, management submits to the Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Committee considers, among other things, whether such services are consistent with the auditor’s independence. For those services approved by the Committee, the Committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management submits to the Committee a schedule providing detail of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.

In order to expedite the handling of unexpected matters, the Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the Committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company’s independent auditors to the Company for the fiscal year ended December 31, 2006 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 5, 2007 (except as noted otherwise) regarding ownership of the Company’s shares of common stock by (1) each director of the Company, each nominee for director of the Company and each executive officer of the Company named in the Summary Compensation Table, (2) all directors, nominees for director and executive officers of the Company as a group, and (3) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock. This table is based on information supplied to the Company by the executive officers, directors and nominees for director and on Schedule 13Gs filed with the Securities and Exchange Commission.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Outstanding Shares **
Directors, Nominees for Director and Executive Officers
Stephen J. Scarborough	2,223,710	3.44
Michael C. Cortney(3)	1,008,659	1.56
Andrew H. Parnes	317,898	*
Scott D. Stowell	247,853	*
Bruce F. Dickson	65,426	*
Bruce A. Choate	0	*
Dr. James L. Doti	23,671	*
Ronald R. Foell	377,248	*
Douglas C. Jacobs	41,000	*
Frank O’Bryan	17,000	*
Larry D. McNabb	41,023	*
J. Wayne Merck	0	*
Jeffrey V. Peterson	43,000	*
Directors, Nominees for Director and Executive Officers as a Group (17 persons)	4,808,438	7.43

5% Beneficial Owners
FMR Corp.(4)	9,680,092	14.95
Earnest Partners, LLC(5)	6,824,967	10.54
The Goldman Sachs Group, Inc.(6)	4,516,828	6.98
Tremblant Capital Group(7)	3,951,059	6.10
Stephen F. Mandel, Jr.(8)	4,422,251	6.90

*	Less than one percent.

**	Applicable percentage of ownership is based on 64,734,031 shares of the Company’s common stock outstanding as of March 5, 2007. To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares indicated. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 5, 2007, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

(2)	The total number of shares listed in the “Amount and Nature of Beneficial Ownership” column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director which are exercisable within 60 days after March 5, 2007: Mr. Scarborough 1,147,532, Mr. Cortney 583,434, Mr. Parnes 226,998, Mr. Stowell 142,600, Mr. Dickson 20,932, Mr. Foell 48,000, Mr. Jacobs 34,000, Mr. McNabb 30,000, Mr. Peterson 36,000, Mr. O’Bryan 8,000 and all directors and executive officers as a group 2,484,006.

(3)	Mr. Cortney retired from the position of President effective March 15, 2007.

(4)	FMR Corp., an affiliate of Fidelity Management and Research Company, beneficially owns 9,680,092 shares of common stock of the Company, 3,800 shares with respect to which it has sole voting power, 0 shares with respect to which it has shared voting power, and 9,680,092 shares with respect to which it has sole dispositive power. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G/A filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2007.

(5)	Earnest Partners, LLC beneficially owns 6,824,967 shares of common stock of the Company, 1,935,509 shares with respect to which it has sole voting power, 2,235,358 shares with respect to which it has shared voting power, and 6,824,967 shares with respect to which it has sole dispositive power. The address of Earnest Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309. This information is based on a Schedule 13G/A filed by Earnest Partners, LLC with the Securities and Exchange Commission on February 7, 2007.

(6)	The Goldman Sachs Group, Inc. beneficially own 4,516,828 shares of common stock of the Company over which it has shared voting and dispositive power. The address of the Goldman Sachs Group, Inc. is 85 Broad Street, New York, NY 10004. This information is based on a Schedule 13G filed by The Goldman Sachs Group, Inc. with the Securities and Exchange Commission on February 9, 2007.

(7)	Tremblant Capital Group beneficially owns 3,951,059 shares of common stock of the Company, over which it has sole voting and dispositive power. The address of Tremblant Capital Group is 767 Fifth Avenue, Floor 12A, New York, New York 10153. This information is based on a Schedule 13G/A filed by Tremblant Capital Group with the Securities and Exchange Commission on February 14, 2007.

(8)	Stephen F. Mandel, Jr., an affiliate of Lone Spruce, LP, Lone Balsam, LP, Lone Sequoia, LP, Lone Cascade, LP, Lone Sierra, LP, Lone Pine Associates, LLC, Lone Pine Members, LLC, and Lone Pine Capital, LLC beneficially owns 4,422,251 shares of common stock of the Company, over which he has shared voting and dispositive power. Mr. Mandel’s address is Two Greenwich Plaza, Greenwich, CT 06830. This information is based on a Schedule 13G filed by Mr. Mandel with the Securities and Exchange Commission on February 20, 2007.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2008 proxy solicitation materials, including director nominations, must set forth such proposal in writing and submit it to the Company’s Corporate Secretary on or before December 11, 2007. The Board will review proposals from eligible stockholders if they are received by December 11, 2007 and will determine whether such proposals will be included in the Company’s 2008 proxy solicitation materials. A stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2008 Annual Meeting and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with the Company’s bylaws and comply with Securities and Exchange Commission regulations promulgated pursuant to Rule 14a-8 of the Exchange Act of 1934, as amended. If a stockholder desires to have a proposal presented at the Company’s annual meeting of stockholders in 2008 and the proposal is not intended to be included in the Company’s related 2008 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices not less than 90 days in advance of the meeting or, if later, the seventh day following the first public announcement of the date of the meeting. All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth on the next page of this proxy statement for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, all of the reports required under Section 16(a) of the Securities Exchange Act of 1934, during or with respect to the fiscal year ended December 31, 2006, were filed on a timely basis, except:

•

a Form 4 for each of Mr. Stowell and Mr. Krah related to the Company’s repurchase of 1,524 shares from each of them to satisfy tax withholding obligations associated with the vesting of a restricted stock award;

•	a Form 4 for Mr. Parnes with respect to the exercise of an option to purchase 5,000 shares of Company common stock; and

•	a Form 4 for Mr. Dickson with respect to his gift transfer of 600 shares of Company common stock.

FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has provided each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K. The Company incorporates herein the information set forth in Item 10 of our Form 10-K relating to the executive officers of the Company. The Company will provide, without charge, an additional copy of its Annual Report on Form 10-K for the year ended December 31, 2006 (without the exhibits thereto) and/or a copy of the exhibits to its 2006 Form 10-K, upon the written or oral request of any stockholder or beneficial owner of its common stock. Requests should be directed to the following address:

Clay A. Halvorsen

Corporate Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618-2338

(949) 789-1600

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters which would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

/s/    CLAY A. HALVORSEN

Clay A. Halvorsen

Secretary

Irvine, California

April 9, 2007

STANDARD PACIFIC CORP.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING MAY 9, 2007

P R O X Y	The undersigned, a stockholder of STANDARD PACIFIC CORP., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders; and, revoking any proxy previously given, hereby constitutes and appoints Stephen J. Scarborough, Andrew H. Parnes and Clay A. Halvorsen, and each of them, as his, her or its true and lawful agents and proxies with full power of substitution in each, to vote the shares of common stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Fairmont Hotel, 4500 MacArthur Blvd., Newport Beach CA, 92660, on Wednesday, May 9, 2007, at 10:30 A.M., local time, and at any adjournment thereof, on all matters coming before such meeting as set forth on the reverse hereof.

IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU FAIL TO MARK ONE OF THE BOXES FOR A PROPOSAL, THIS PROXY WILL BE VOTED, IN THE CASE OF THE ELECTION OF DIRECTORS, FOR EACH OF THE LISTED NOMINEES FOR DIRECTOR, IN THE CASE OF PROPOSAL 2, FOR THE PROPOSAL, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER BUSINESS THAT COMES BEFORE THE MEETING.

SEE REVERSE SIDE	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE.	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ

The Annual Meeting of Stockholders of

Standard Pacific Corp.

Will be held at:

The Fairmont Hotel

4500 MacArthur Blvd.

Newport Beach, CA 92660

May 9, 2007

10:30 A.M., Local Time

Please Mark Here for Address Change	☐
SEE REVERSE SIDE

Unless otherwise specified, this proxy will be voted FOR the election of each nominee for director listed below and FOR proposal 2.

	FOR the nominees listed (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees	Nominees:	2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.
1. Election of Three Class I Directors.	☐	☐	01. Bruce A. Choate	FOR	AGAINST	ABSTAIN
			02. James L. Doti	☐	☐	☐
03. J. Wayne Merck

To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) in the space provided below.				3. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please check this box if you plan to attend the Annual Meeting.			☐

Signature	Date	Signature	Date

This proxy must be signed exactly as the stockholder name appears hereon. Executors, administrators, trustees, etc., should give their full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Δ    FOLD AND DETACH HERE    Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/spf Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.